Exhibit 99.1

Election of Jeffrey R. Noordhoek as New Independent Director

FHLBank is pleased to announce that Jeffrey R. Noordhoek has been elected to FHLBank’s Board of Directors as an Independent Director, beginning July 1, 2020. Mr. Noordhoek is Chief Executive Officer at Nelnet, Inc., Lincoln, Nebraska. Mr. Noordhoek was elected to serve the remainder of the directorship made vacant by the death of Independent Director Andrew C. Hove, Jr., which expires December 31, 2021.